Exhibit 99.1

24/7 REAL MEDIA CONTINUES STRONG REVENUE GROWTH IN SECOND QUARTER; APPROACHES BREAKEVEN

Revenues up 15%; Gross Profit Leaps 24% in Second Quarter From Year Ago

EBITDA Slashed to $(174,000), Lowest in Company History

Second Quarter 2003 Highlights

                • Revenues increase 23% on comparable basis;

                • Gross margin climbs almost 400 basis points from year ago period;

                • Operating expenses are reduced by 16% from year ago period;

                • Long-term debt is eliminated; and

                • Cash position is significantly improved.

NEW YORK — August 12, 2003 — 24/7 Real Media, Inc. (Nasdaq: TFSM), the only gateway to the total spectrum of interactive marketing and technology solutions for online marketers and publishers, today reported its third consecutive quarter of increased revenues and reduced operating losses.

Revenue for the second quarter, ended June 30, 2003, rose 15% to $12.2 million from $10.6 million recorded in the second quarter a year ago.  Adjusted for divestitures, revenue for the quarter rose by 23% to $12.1 million from $9.9 million for the same period last year.

Gross profit for the quarter climbed 24% to $6.0 million from $4.8 million in the same quarter of 2002, as gross margins improved to 49.4% from 45.6%.  GAAP operating loss decreased 62.6% to $1.6 million in the second quarter from $4.2 million a year ago.

Operating expenses declined 16% from the year-earlier period, despite higher revenue.  SG&A expenses were reduced by 11% in the second quarter to $6.0 million from $6.7 million in the second quarter of 2002.  As a percentage of revenue, SG&A expenses in the quarter declined to 49% from 63% in the second quarter of 2002.  The improvement is attributed to continued cost containment efforts and lower staffing levels, which has highlighted the Company’s significant operating leverage.

Pro forma net loss narrowed to $0.8 million, or $0.01 per share, in the second quarter, from $3.1 million, or $0.06 per share in the second quarter of 2002, in line with guidance.  EBITDA for the second quarter was slashed to $(174,000), the nearest to break-even the Company has come in its operating history. Pro forma net loss is defined as net loss, excluding amortization of intangibles, stock-based compensation, gain or loss on sale of non-core assets, and other expense which, in the second quarter, is primarily patent-related legal costs.  EBITDA is defined as pro forma net loss excluding depreciation, interest and taxes.

The Company’s continued improved operating performance helped it complete a $7.2 million financing during the quarter and consequently eliminated all long-term debt from its balance sheet and significantly strengthened its financial position.  The Company entered the third quarter with $9.1 million of cash on hand.

Six Months Ended June 30, 2003

For the six months, ended June 30, 2003, revenue rose 12% to $24.0 million from $21.3 million in the first half of 2002.  Adjusted for divestitures, revenue rose by 25% to $23.8 million from $19.1 million in the same period a year ago.

Gross profit climbed 18% to $11.2 million for the period from $9.5 million in the first half of 2002, as gross margin increased by 200 basis points over same period in the prior year.

The pro forma net loss per share narrowed to $0.04 from net loss per share of $0.13 in the first half of 2002.  The pro forma net loss fell to $2.4 million in the first half from a loss $6.8 million in the same period a year ago.

The Company narrowed its EBITDA for the first half of 2003 to $(1.0) million, a 78% improvement from $(4.6) million in the first half of 2002.

Segment Overview

Integrated Media Solutions revenue, which includes revenue from the 24/7 Web Alliance, 24/7 Website Results and other services, rose 14% in the first quarter to $8.4 million from $7.3 million in the same period in 2002.  Excluding divested businesses, Integrated Media Solutions revenues increased 26% to $8.3 million from $6.6 million in the second quarter of 2002.  Gross margin was 39.2% in the second quarter of 2003 compared to 33.6% in the same quarter of 2002.

Within this segment, 24/7 Web Alliance revenue advanced 38% in the quarter to $6.0 million from $4.3 million in the second quarter of last year excluding divested businesses.  The number of paid impressions grew to 6.2 billion in the second quarter from 3.3 billion in the same period of 2002.  The Company continues to establish new relationships with blue chip advertisers, particularly in the technology, pharmaceutical and automotive industries.

Revenue from the Company’s paid inclusion service, 24/7 Website Results, was $2.3 million in the second quarter of 2003, an increase of 2% from the second quarter of 2002.  The number of valid visitors gained slightly to 11.3 million in the second quarter of 2003 from 10.7 million valid visitors in the second quarter of 2002.  This was despite the loss of traffic from a major supplier as forecasted last quarter.

Technology Solutions’ revenue advanced 17% to $3.8 million from $3.3 million in the same quarter last year, primarily driven by growth in Open AdStream Central revenue and a trend towards larger contracts. Technology Solutions’ gross margins were 72.0% in the second quarter of 2003 compared to 72.7% in the same quarter of 2002.  Adjusted for the Company’s shift to a subscription-based method accounting for new Open AdStream Local contracts in 2003, revenues increased by 30% year over year, to $3.8 million from $2.9 million.

Open AdStream maintained a rapid growth rate, signing new clients from competing ad serving solutions.  During the second quarter, the Company added a number of new technology customers.  New Open AdStream Local clients included: SpringStreet Networks, Roanoke Times, Cygnus and WhitePages.com.  New Open AdStream Central clients included: iNetworkBrokers/ON24, eMarketer, AviationNow.com, Community Connect and LifetimeTV.com, which is also an Open Insight client.  Among key European OAS clients inking agreements in the quarter were PagesJaunes and iFrance.

Business Outlook

In the sector’s traditionally seasonally soft third quarter, the Company anticipates revenue in the range of $12 million to $13 million, representing an increase of approximately 24% from the third quarter of 2002.  The Company anticipates a pro forma loss per share of between one cent and zero, compared to a pro forma loss per share of $0.06 in the third quarter of 2002.  For the fourth quarter of 2003, the Company anticipates revenues of between $13 million and $15 million, and expects to achieve positive EBITDA.

24/7 Real Media’s chairman and CEO David J. Moore said, “Our second quarter results mark the third consecutive quarter of solid execution and performance.  We should continue to see steady improvements through year-end as the Company sharpens its focus on profitability.  Our aggressive focus on sales continues to show results, as we have added a number of large advertisers in the second quarter of 2003, increased the reach of our network and gained depth in our content channels.  On the technology side, we have also added several large clients.”

Mr. Moore added, “We intend to take advantage of our higher revenues and improved cash position to continue to build our business, including making investments that we believe will enable us to better take advantage of market opportunities.”

In conjunction with this release, a conference call will be held to discuss these results at 5:00 pm EST today.  The call will be broadcasted live over the Internet at www.247realmedia.com.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours of the live call.

Caution Regarding Pro Forma Information:
Investors are cautioned that the pro forma loss from continuing operations information contained in this news announcement is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this pro forma financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that pro forma financial information, by its very nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

About 24/7 Real Media:
24/7 Real Media is the only gateway to the total spectrum of interactive marketing and technology.  With expertise in all facets of interactive media, 24/7 Real Media is the starting point for both publishers and marketers, enabling both to maximize customer relationships and revenue.  Products and services include Internet ad serving, Web analytics, search engine optimization, online media representation and integrated marketing solutions designed to specifically address client goals and objectives.  The company is headquartered in New York, with offices in other major U.S. cities, Europe and Canada. For more information, please visit www.247realmedia.com.  Open AdStream® is a registered trademark of 24/7 Real Media, Inc.

Caution concerning forward-looking statements:
This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media.  The guidance provided in this press release is based on limited information available to the Company at this time, and is subject to change. In addition, certain guidance regarding future results is on a modified EBITDA basis consistent with the modified EBITDA results included in this release.  All information in this release is as of August 12, 2003.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact Stern & Co.: Investor Relations Trúc N. Nguyen VP, Investor Relations Telephone: 212-888-0044 Email: tnguyen@sternco.com	Media Relations Stan Froelich VP, Media Relations Telephone: 212-888-0044 Email: sfroelich@sternco.com

24/7 REAL MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Three months ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)		(unaudited)
Revenues:
Integrated media solutions	$8,362	$7,330	$16,705	$14,845
Technology solutions	3,788	3,250	7,269	6,485
Total revenues	12,150	10,580	23,974	21,330

Cost of revenues:
Integrated media solutions	5,084	4,866	10,594	10,101
Technology solutions	1,062	887	2,227	1,739
Total cost of revenues	6,146	5,753	12,821	11,840

Gross profit	6,004	4,827	11,153	9,490

Operating expenses:
Sales and marketing	3,227	3,234	6,371	6,278
General and administrative	2,776	3,476	5,698	7,446
Product development	755	1,105	1,342	2,443
Other expenses:
Amortization of intangible assets	661	466	1,308	1,008
Stock-based compensation	146	149	194	418
Loss (gain) on sale of non-core assets, net	—	568	—	(305)
Total operating expenses	7,565	8,998	14,913	17,288
Operating loss	(1,561)	(4,171)	(3,760)	(7,798)

Interest expense, net	(51)	(70)	(142)	(109)
Other expense, net	(839)	—	(839)	—

Loss before income taxes	(2,451)	(4,241)	(4,741)	(7,907)

Provision for income taxes	33	—	40	—

Net loss	(2,484)	(4,241)	(4,781)	(7,907)

Dividends on preferred stock	(158)	—	(287)	—
Preferred stock conversion discount	(1,780)	—	(1,780)	—
Net loss attributable to common stockholders	$(4,422)	$(4,241)	$(6,848)	$(7,907)

24/7 REAL MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Three months ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)		(unaudited)
Loss per common share — basic and diluted
Net loss	$(0.03)	$(0.08)	$(0.07)	$(0.16)
Preferred stock dividends and conversion discount	(0.03)	—	(0.03)	—
Net loss attributable to common stockholders	$(0.06)	$(0.08)	$(0.10)	$(0.16)
Pro forma:
Net loss (a)	(838)	(3,058)	(2,440)	(6,786)
Net loss per share (a)	$(0.01)	$(0.06)	$(0.04)	$(0.13)
Weighted average common shares outstanding	72,377,559	50,802,199	68,448,282	50,665,338

(a) Pro forma net loss excludes certain other expenses computed as follows:

Net loss	(2,484)	(4,241)	(4,781)	(7,907)
Excluding:	146	149	194	418
Amortization of intangibles	661	466	1,308	1,008
Stock-based compensation
Gain on sale of non-core assets, net	—	568	—	(305)
Other expense	839	—	839	—
Pro forma net loss	(838)	(3,058)	(2,440)	(6,786)
Provision for income taxes	33	—	40	—
Interest	51	70	142	109
Depreciation	580	1,021	1,238	2,062
EBITDA	(174)	(1,967)	(1,020)	(4,615)

24/7 REAL MEDIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands)
	June 30,	December 31,
	2003	2002

Cash	$9,120	$7,674
Accounts Receivable	11,439	9,799
Total current assets	22,018	19,758
Total assets	35,680	33,967
Accounts payable and accrued liabilities	14,258	16,054
Deferred revenue	3,461	2,748
Total current liabilities	17,760	18,849
Loan payable	—	7,876
Total liabilities	18,146	27,083
Total stockholders’ equity	17,534	6,884